UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 10, 2013

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 Technology Drive
San Jose, CA 95110
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2013 Executive Bonus Plan

On May 10, 2013, the Compensation Committee of the Board of Directors of Atmel Corporation (the “Company”) adopted an executive bonus plan for 2013. The executive bonus plan is an incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. All of the Company’s executive officers, including all of its officers designated as “Section 16” officers under the Securities Exchange Act of 1934, as amended, and other designated employees of the Company, are eligible to participate in the executive bonus plan (individually, a “Participant,” and collectively, the “Participants”). Target bonuses for Participants range from 25% to 160% of a Participant’s annual base salary.  The bonus actually paid to a Participant will be based on the achievement of (i) Company performance objectives during two semi-annual performance periods (i.e., January 1, 2013 to June 30, 2013 and July 1, 2013 to December 31, 2013) related to semi-annual revenue and non-GAAP operating profit, (ii) individual performance objectives approved by the Compensation Committee, and (iii) for some Participants, business unit objectives tied to the business unit’s semi-annual revenue and non-GAAP operating profit, or objectives tied to corporate sales revenue. Achievement of each factor will be measured independently, and a minimum threshold for each factor must be met for any credit to be given to that factor. The Compensation Committee sets minimum thresholds, target objectives and stretch objectives for each semi-annual period, based on the quarterly and annual goals under the Company’s annual operating plan, then-current business conditions and other factors deemed relevant by the Compensation Committee, including advice received from its independent compensation consultant. Bonuses will be prorated between threshold and target performance and target and stretch performance. The actual bonuses payable for 2013, if any, could range from zero to 200% of a Participant’s target bonus and will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. In addition, the Compensation Committee retains discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. No bonuses, however, will be paid under the executive bonus plan if the Company does not achieve an annual non-GAAP operating profit (excluding the impact of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture related expenses, certain legal, accounting and related payments, fees and expenses, intellectual property related settlement and license payments, and other items approved by the Compensation Committee). Notwithstanding the semi-annual measurement of Company performance under the executive bonus plan, all bonuses earned (other than quarterly corporate sales revenue-related bonuses earned by Participants who are sales executives, which will be paid quarterly) will be paid after the close of the fiscal year, unless otherwise determined by the Compensation Committee. Based on competitive pay practices, market circumstances and other factors deemed relevant to the Compensation Committee, including the advice of its independent compensation consultant, the Compensation Committee retains discretion to approve partial or accelerated payment of bonuses earned for the first semi-annual performance period prior to the end of the 2013 fiscal year. With respect to Participants eligible to participate in the executive bonus plan as of May 10, 2013 (which may change over the course of the year), as of such date the aggregate amount of bonuses payable under the executive bonus plan to such Participants would be approximately $7.1 million at target performance, and the aggregate amount of bonuses payable to such Participants would be approximately $14.1 million at stretch performance.

Compensatory Arrangement for Interim Chief Financial Officer
On May 15, 2013, the Company entered into a new compensatory arrangement with Steve Skaggs, currently serving as the Company’s Interim Chief Financial Officer. Under the terms of that arrangement, Mr. Skaggs will receive an annual base salary of $442,000 during the period that he serves as interim Chief Financial Officer and Principal Financial and Accounting Officer. Mr. Skaggs’s target incentive bonus during that same period will be 90% of his annual base salary. In addition, during that period Mr. Skaggs will receive a monthly allowance, in a reasonable amount determined by the Chief Executive Officer, to compensate him for travel and associated commuting expenses to and from the Company’s corporate headquarters in San Jose, California. If Mr. Skaggs’s service as interim Chief Financial Officer ends for any reason, in which event he will resume his position as Senior Vice President, Corporate Strategy & Development, his base salary and target bonus percentage will revert to the same base salary and bonus target percentage as applied to him prior to his appointment as interim Chief Financial Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

Date: May 16, 2013	By:	/s/ Steve Skaggs
Steve Skaggs Senior Vice President, Corporate Strategy & Development, Interim Chief Financial Officer